                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 30, 2001, except for Note 21 PETT Refinancing for which the date is March 1, 2001, relating to the financial statements of Exelon Corporation, which appears in the Current Report on Form 8-K dated March 16, 2001, which is incorporated by reference in Exelon Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 30, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts".


PricewaterhouseCoopers LLP
Chicago, Illinois
April 26, 2001